UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2006

DYNECO CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	333-112585	41-1508703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2203 North Lois Avenue, Suite 900, Tampa, FL		33607
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (813) 877-6300

__________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

Item 2.01.	Completion of Acquisition or Disposition of Assets

Item 3.02.	Unregistered Sales of Equity Securities

On February 8, 2006 DynEco, through its wholly-owned subsidiary Dynamic Leisure Group, Inc., consummated the purchase of all of the issued and outstanding capital stock of Changes in L’attitude, Inc. (“CLA”) from its president and sole shareholder, Raymon Valdes, for a purchase price of $1,750,000. The purchase price consists of a combination of cash ($640,000), shares of DynEco common stock (340,000 shares), and a one-year secured Convertible Debenture in the principal amount of $600,000. The cash portion consists of $200,000 delivered at closing, with the balance to be delivered on or before June 9, 2006, following completion of audits of the financial statements of CLA for the years ended December 31, 2004, and December 31, 2005. The balance of the cash payment will be reduced by any trade payables in excess of short term liquid assets.

Mr. Valdes may be issued additional shares of DynEco common stock if the Company, as part of any subsequent business acquisitions on or before December 31, 2006, issues to the acquiree/seller DynEco common stock at a rate of less than $1.50 per share. In such event, Mr. Valdes will be issued additional shares equivalent to the most favorable rate, but in no event at a rate less than $1.00 per share. Up to an additional 170,000 shares of DynEco common stock could be issued to Mr. Valdes as a result of this adjustment provision.

The Debenture is payable with interest at the rate of 9% per annum, and matures on February 7, 2007 (“Maturity Date”). Delivery of the Debenture to Mr. Valdes is to occur within thirty (30) days after February 8, 2006 (“Closing Date”). The Debenture is convertible into DynEco common stock, on or before the Maturity Date, at a rate of $1.50 per share. The conversion rate may be adjusted downward if the Company, in subsequent acquisitions on or before December 31, 2006, provides consideration that includes convertible securities with a conversion rate of less than $1.50 per share. In the event of any such adjustment, the conversion rate will be adjusted to the most favorable rate offered, but no lower than $1.00 per share. Subsequent to the Closing Date, if the Company obtains cumulative net external financing of $2,500,000 or more, Mr. Valdes may request early repayment of 50% of the outstanding balance on the Debenture. If the Company receives in excess of $5,000,000 in cumulative net external financing, Mr. Valdes may request early repayment of the full outstanding balance on the Debenture. The Company has agreed to include resale of the shares issued to Mr. Valdes and those issuable upon conversion of the Debenture in the next registration statement filed by the Company. The Convertible Debenture is secured by a lien on the assets of CLA.

The quantity of shares, rates of conversion and/or price per share for common stock described in this Report give effect to completion of a proposed 1:30 reverse share split which has been approved by the Company’s board of directors and shareholders, but is subject to filings with and receipt of approval from applicable regulatory authorities. Should the reverse split not be consummated as proposed, or should any conversion right be exercised prior to consummation of such reverse split, the number of shares and conversion/option price(s) shall be adjusted proportionately.

Dynamic Leisure Group, Inc. has agreed to employ Mr. Valdes for a minimum of two years after the Closing Date upon terms and conditions to be mutually agreed upon. Mr. Valdes has agreed to refrain from competition with and to maintain confidential information of Dynamic and DynEco and their successor(s) for the duration of his employment and for a period of two (2) years thereafter. Mr. Valdes has agreed that none of his common stock of DynEco may be sold, gifted, assigned or otherwise transferred until February 8, 2007, without the express written permission of DynEco. Dynamic Leisure Group, Inc. has agreed to continue to pay rent of up to $5,000 per month until January 31, 2007, for the use of office space in a building owned by Mr. Valdes.

The foregoing description of the terms and conditions of the acquisition are qualified in their entirety by, and made subject to, the more complete information set forth in the Purchase Agreement and other exhibits filed with this Report.

About Changes In L’attitudes, Inc.

In business for more than 20 years, Changes specializes in providing resort destination travel packages to the Caribbean and Eastern Mexico via its online site http://www.changes.com. In 2005, Changes had annual sales of approximately $6 million (unaudited) with a customer base exceeding 5,000. Changes owns more than 100 unique Caribbean-specific URLs as well as hosts several websites, which are frequently ranked in the top 5 for Caribbean travel-related search keywords across all major search engines. A total of 3 million unique visitors were received through Changes’ websites over the last twelve months, and 100% of its business originates through the Internet.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Financial Statements for the periods specified in, and to the extent required by, Rule 3-05(b) of Regulations S-X will be supplied by amendment within the time prescribed by Item 9.01(a) of Form 8-K.

(b) Pro Forma Financial Information.

Pro forma financial information, to the extent required by, Article 11 of Regulation S-X will be supplied by amendment within the time prescribed by Item 9.01 and (b) of Form 8-K.

(d) Exhibits.

Exhibit Number	Title of Document

10.1	Purchase Agreement, dated February 8, 2006 between Dynamic Leisure Group, Inc. and Raymon Valdes

10.2	Security Agreement, dated February 8, 2006 between Dynamic Leisure Group, Inc and Raymon Valdes

99.1	Press Release dated as of February 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNECO CORPORATION (Registrant)

Date: February 10, 2006	By:	/s/ Daniel G. Brandano
Daniel G. Brandano President

Exhibit Index

Exhibit No.	Description

10.1	Purchase Agreement, dated February 8, 2006 between Dynamic Leisure Group, Inc. and Raymon Valdes

10.2	Security Agreement, dated February 8, 2006 between Dynamic Leisure Group, Inc and Raymon Valdes

99.1	Press Release dated as of February 10, 2006